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                                                                    EXHIBIT 16.1


April 7, 2004


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants for Ardent Health Services LLC and, under the date of March 3, 2004, we reported on the consolidated financial statements of Ardent Health Services LLC as of and for the years ended December 31, 2003 and 2002. On March 31, 2004 our appointment as principal accountants was terminated. We have read Ardent Health Services LLC's statements included under Item 4 of its Form 8-K dated March 31, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Ardent Health Services LLC's statement that the change was recommended and approved by the audit and compliance committee of the board of managers, and we are not in a position to agree or disagree with Ardent Health Services LLC's statement that the reportable conditions in internal control had been previously noted by the Company's internal audit personnel, reported to the audit and compliance committee and action plans put in place to remediate these conditions.


Very truly yours,



/s/ KPMG LLP